Exhibit 10.20

ARCH THERAPEUTICS, INC.

OMNIBUS AMENDMENT TO

NOTES AND WARRANTS

July 7, 2023

This Omnibus Amendment to Notes and Warrants (this “Amendment”) to those certain (i) “First Notes” (the “First Notes”) (as defined in the Purchase Agreement (as defined below)), (ii) “Second Notes” (the “Second Notes”) (as defined in the Purchase Agreement), (iii) Third Notes (the “Third Notes” and, collectively with the First Notes and Second Notes, the “Notes”) (as defined in the Purchase Agreement), and (iv) related warrants (the “First Warrants”, “Second Warrants” and “Third Warrants”, respectively, and collectively, the “Warrants”) issued pursuant to the certain Securities Purchase Agreement, dated July 6, 2022, as amended on January 18, 2023 and May 15, 2023 (as amended, the “Purchase Agreement”), by and among Arch Therapeutics, Inc., a Nevada corporation (the “Company”) and certain institutional and accredited institutional investors (collectively, the “Holders”), is made by and among the Company and the Consenting Stockholders (as defined below). Capitalized terms not otherwise defined in this letter agreement shall have the same meaning as in the Purchase Agreement. For the avoidance of doubt, the Notes include any promissory notes issued pursuant to the terms of the Notes.

W I T N E S S E T H:

WHEREAS, pursuant to Section 4.14 of the Notes and Section 5(p) of the Warrants (collectively, the “MFN Provisions”), the Holders have the right to cause the Company to use its best efforts to cause additional or more favorable terms to become a part of such Notes and Warrants;

WHEREAS, pursuant to Section 4.3 of the Notes, Section 5(l) of the Warrants and Section 7(e) of the Purchase Agreement, the Notes and the Warrants may be amended in a written instrument signed by the Company, the Lead Investor, and Holders which purchased at least 50% plus $1.00 of the Notes based on the initial Principal Amounts thereunder (the Lead Investor and such Holders, collectively the “Consenting Stockholders”);

WHEREAS, the Company and the Consenting Stockholders desire to modify the terms of the MFN Provisions in light of the entrance by the Company into that certain Securities Purchase Agreement (the “Bridge Purchase Agreement”), dated as of July 7, 2023, by and among the Company and the buyers signatory thereto, and the consummation of the transactions contemplated thereby (the “Bridge Financing”); and

WHEREAS, the undersigned Holders constitute the Consenting Stockholders.

NOW, THEREFORE, in exchange for good and valuable consideration including, without limitation, the mutual covenants contained herein, the sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Section 4.14 of the Notes is hereby amended and restated as follows;

“Terms of Future Financings. So long as this Note is outstanding, except in connection with the Bridge Financing pursuant to the Bridge Purchase Agreement, upon any issuance by the Borrower or any of its subsidiaries of any security with any term more favorable to the holder of such security or with a term in favor of the holder of such security that was not similarly provided to the Holder in this Note, then the Borrower shall notify the Holder of such additional or more favorable term and at Holder’s option, the Borrower shall use its best efforts to cause such additional or more favorable term to become a part of the transaction documents with the Holder (irrespective of whether Borrower provided the notification or not). The types of terms contained in another security that may be more favorable to the holder of such security include, but are not limited to, terms addressing anti-dilution protections, conversion discounts, prepayment rate, conversion lookback periods, interest rates, original issue discounts, stock sale price, private placement price per share, and warrant coverage. For the avoidance of doubt, with respect to the offering conducted in connection with the Uplist, and effective upon the consummation of such offering, the Conversion Price applicable in each Note shall automatically be reduced to the lowest price per unit at which any units (each unit being comprised of one share or share equivalent and accompanying warrants, if any) are sold in such offering, or at which warrants issued in such offering are exercisable (but in no event increased above the Conversion Price in effect immediately prior to such offering).”

2. Section 5(p) of the Warrants is hereby amended and restated as follows:

“Terms of Future Securities. So long as this Warrant is outstanding, except in connection with the Bridge Financing pursuant to the Bridge Purchase Agreement, upon any issuance by the Company or any of its subsidiaries of any security with any term more favorable to the holder of such security or with a term in favor of the holder of such security that was not similarly provided to the Holder in this Warrant, then the Company shall notify the Holder of such additional or more favorable term and at Holder’s option, the Company shall use its best efforts to cause such additional or more favorable term to become a part of this Warrant with the Holder (irrespective of whether Company provided the notification or not). The types of terms contained in another security that may be more favorable to the holder of such security include, but are not limited to, terms addressing anti-dilution protections, stock sale price, private placement price per share, and warrant coverage. For the avoidance of doubt, with respect to the offering conducted in connection with the Uplist, and effective upon the consummation of such offering, the “exercise price” applicable in each Warrant shall automatically be reduced to the lowest price per unit at which any units (each unit being comprised of one share or share equivalent and accompanying warrants, if any) are sold in such offering, or at which warrants issued in such offering are exercisable (but in no event increased above the Warrant exercise price in effect immediately prior to such offering).”

3. Each Note is hereby amended to add a new Section 4.15A to each such Note, to read in its entirety as follows:

“4.15A         Future Raises. If any Pre-Funded Warrants are issued, the Borrower shall not consummate any capital raising transactions (including but not limited to from the issuance of debt and/or equity securities) until the earlier of (a) the four-year anniversary of the date of the Bridge Purchase Agreement and (b) the first date on which all Holders hold less than 20% of the original amount of Pre-Funded Warrants received by each Holder, respectively, in connection with the Automatic Conversion (such earlier date, the “4.15A End Date”), in each case other than (i) the Uplist Transaction, (ii) any Permitted Equity Line Facility (as defined in the Bridge Purchase Agreement), and (iii) any transaction that is consented to in writing (with specific reference to this Section 4.15A) by the holders of Pre-Funded Warrants then outstanding that at such time are exercisable (ignoring for such purposes any beneficial ownership limitation provisions therein) for a number of shares that is, in the aggregate, at least 50.1% of the total number of shares then issuable upon exercise of all such Pre-Funded Warrants outstanding (ignoring for such purposes any beneficial ownership limitation provisions therein). The provisions of this Section 4.15A shall survive termination or payment in full of this Note and shall remain in effect through the 4.15A End Date.

4. This Amendment shall be governed by and construed in accordance with the laws of the State of Nevada as such laws are applied to agreements between parties in Nevada.

5. This Amendment may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

[signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

ARCH THERAPEUTICS, INC.

By:
Name:	Michael S. Abrams
Title:	Chief Financial Officer

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

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